Exhibit 4.2

                      CERTIFICATE OF DESIGNATIONS, NUMBER,

                      VOTING POWERS, PREFERENCES AND RIGHTS

                                       OF

               9.0% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                                       OF

                        CBL & ASSOCIATES PROPERTIES, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware



                  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 2,875,000 shares of 9.0% Series A Cumulative Redeemable Preferred Stock, $.01 par value, of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in such Certificate of Incorporation, as follows:

         1.       Designation and Amount.

                  The shares of such series shall be designated " 9.0% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 2,875,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series A Preferred Shares shall be subject in all cases to the provisions of
Article IV of the Certificate of Incorporation regarding limitations on beneficial and constructive ownership of the Corporation's capital stock.

         2.       Dividends and Distribution Rights.

                  (a) Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), out of assets of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.0% per annum of the $25.00 liquidation preference. Such dividends shall be cumulative from the date of the original issue by the Corporation of shares of Series A Preferred Stock and shall be payable quarterly in arrears on the 30th day of March, June, September, and December of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend shall be paid on September 30, 1998. Such first dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

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                  (b) No dividends on the Series A Preferred Stock shall be
declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (c) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

                  (d) Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on any shares of Corporation's Common Stock, $.01 par value ("Common Stock"), or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment on the Series A Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

                  (e) Except as provided in paragraph 2(d), unless full cumulative dividends on the Series A Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on parity with the Series A Preferred Stock as to dividends or amounts upon liquidation nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares that have been designated as "Shares-in-Trust" in accordance with the terms of the Certificate of Incorporation).

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                  (f) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

         3.       Liquidation Rights.

                  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of share of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock shall be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

         4.       Redemption.

                  (a) Shares of Series A Preferred Stock shall not be redeemable prior to July 1, 2003; provided, however, that the Corporation may, prior to such date and in accordance with the terms of the Certificate of Incorporation, purchase shares of Series A Preferred Stock designated as "Shares-In-Trust" thereunder. On or after July 1, 2003, the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Corporation. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends shall cease to accrue on such Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption.

                  (b) Unless full cumulative dividends on all Series A Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no


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Series A Preferred Stock shall be redeemed unless all outstanding shares of
Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and amounts upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation in accordance with the terms of the Certificate of Incorporation of shares of the Corporation designated as "Shares-in-Trust" thereunder or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

                  (c) Notice of redemption shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to a holder to whom notice was defective or not given. Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

                  (d) Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

                  (e) All shares of the Series A Preferred Stock redeemed pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

                  (f) The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Certificate of Incorporation) shall be subject to the provisions of Article IV of the Certificate of Incorporation.

         5.       Voting Rights.
                  (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this paragraph 5.

                  (b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting separately as a class with all other series of preferred


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stock of the Corporation upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Directors") at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series A Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series A Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Director so elected shall terminate. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). Each of the Preferred Directors shall be entitled to one vote on any matter.

                  (c) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock and provided further that (A) any increase in amount of the authorized Preferred Stock or the creation or issuance of any other Series A Preferred Stock or (B) any increase in the number of authorized shares of Series A Preferred Stock or any other series of Preferred Stock in each case ranking on a parity with or junior to the Series A Preferred Stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (d) The foregoing voting provisions of this paragraph 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

                  (e) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote, except that when any other series of preferred stock of the Corporation shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

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         6.       Conversion.

                  The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation.

         7.       Ranking.

                  The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank (a) senior to the Common Stock and to all equity securities ranking junior to such Series A Preferred Stock; (b) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock; and (c) junior to all equity securities issued by the Corporation (in accordance with this Certificate of Designations) the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock. For purposes of this paragraph 7, the term "equity securities" does not include convertible debt securities.

         8.       Exclusion of Other Rights.

                  The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

         9.       Headings of Subdivisions.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         10.      Severability of Provisions.

                  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

         11.      No Preemptive Rights.

                  No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

                         SIGNATURE APPEARS ON NEXT PAGE



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IN WITNESS WHEREOF, CBL & Associates Properties, Inc. has caused this
Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Cumulative Redeemable Preferred Stock to be duly executed by its Executive Vice President and Chief Financial Officer this 25th day of June, 1998.


                         CBL & Associates Properties, Inc.



                         By     /s/ John Foy
                            --------------------------------------------------
                                  John Foy
                                  Executive Vice President
                                  and Chief Financial Officer





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